Exhibit e (x) under Form N-1A
                                          Exhibit 1(iii) under Item 601/Reg. S-K



                 Amended and Restated Amendment #1 to Exhibit C
                                     to the
                             Distributor's Contract

                              THE HUNTINGTON FUNDS
                                  TRUST SHARES


                          FUNDS                           DATE ADDED TO CONTRACT

Huntington Dividend Capture Fund                               June 23, 2006
Huntington Fixed Income Securities Fund                        June 23, 2006
Huntington Florida Tax-Free Money Fund                         June 23, 2006
Huntington Growth Fund                                         June 23, 2006
Huntington Income Equity Fund                                  June 23, 2006
Huntington Intermediate Government Income Fund                 June 23, 2006
Huntington International Equity Fund                           June 23, 2006
Huntington Macro 100 Fund                                      June 23, 2006
Huntington Michigan Tax-Free Fund                              June 23, 2006
Huntington Mid Corp America Fund                               June 23, 2006
Huntington Money Market Fund                                   June 23, 2006
Huntington Mortgage Securities Fund                            June 23, 2006
Huntington New Economy Fund                                    June 23, 2006
Huntington Ohio Municipal Money Market Fund                    June 23, 2006
Huntington Ohio Tax-Free Fund                                  June 23, 2006
Huntington Rotating Markets Fund                               June 23, 2006
Huntington Real Strategies Fund                                April 30, 2007
Huntington Short/Intermediate Fixed Income Securities Fund     June 23, 2006
Huntington Situs Small Cap Fund                                June 23, 2006
Huntington U.S. Treasury Money Market Fund                     June 23, 2006

      The following provisions are hereby incorporated and made part of the Distributor's Contract dated June 23, 2006, between The Huntington Funds ("Investment Company") and Edgewood Services, Inc. ("Edgewood"), the Investment Company executes and delivers this Exhibit with respect to the Trust Shares of the Funds set forth above.

        1. The Investment Company hereby appoints Edgewood to engage in activities principally intended to result in the sale of Trust Shares of the above-listed Funds ("Shares"). Pursuant to this appointment, Edgewood is authorized to select a group of financial institutions ("Financial Institutions") to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Investment Company and to provide, or cause others to provide, shareholder services with respect to those Shares that are held by their respective customers from time to time.

        2. Edgewood, as the agent of the Investment Company, will direct the disbursement out of the Investment Company's assets of a monthly shareholder services fee to Financial Institutions to be computed at the annual rate of 0.25% of average aggregate net asset value of Trust Shares held during the month.

   Witness the due execution hereof this 30th day of April, 2007.


I.    THE HUNTINGTON FUNDS           EDGEWOOD SERVICES, INC.



By:  /s/ B. Randolph Bateman         By:  /s/ Charles L. Davis. Jr.
Name:  B. Randolph Bateman           Name: Charles L. Davis, Jr.
Title:President                      Title:President